Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 8-KA of FNB Bancorp, of our report dated April 1, 2015, relating to the financial statements of America California Bank as of and for the year ended December 31, 2014 and 2013.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Palo Alto, California
September 11, 2015